VIII.     CODE OF ETHICS; INSIDER TRADING; CONFLICTS OF INTEREST

POLICY

Code of Ethics - SAM holds its employees and Access Persons to a high standard of integrity and business practice. Maintaining this high standard and SAM’s reputation in today’s regulatory and business climate requires strict observance of ethical behavior, fiduciary duty to clients and legal obligations created by federal securities laws.

The SAM Code of Ethics (the “Code”) is found at Exhibit 2 of this Manual. The Code establishes standards of conduct and is designed to govern the personal securities transactions of all Access Persons, as defined therein. Further, the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any act, practice, or course of business that would defraud or mislead SAM’s clients, or that would constitute a manipulative practice under federal securities laws. The Code is provided to each employee upon beginning employment, and upon any amendment to the Code. All employees are required to report known violations of the Code to the Chief Compliance Officer.

Access Persons of the Adviser are also subject to the Code of Ethics of the Trust as described under Section IV of this Manual.

Employees who violate the policies and procedures set forth in the Code may be subject to disciplinary action up to and including dismissal.

Insider Trading - Under applicable federal securities laws, all persons are prohibited from trading or recommending trading in securities on the basis of material, non-public or “inside” information. In addition, Section 206 of the Advisers Act and other laws generally make it unlawful for any employee to use for his or her personal benefit information about prospective transactions being considered for client accounts.

Material, non-public information may include any information concerning an issuer of a security or a security that has not been publicly disseminated and which a reasonable investor might consider important in deciding whether to purchase, sell or hold a security.

Examples of the types of information concerning an issuer that is likely to be deemed “material” include, but are not limited to the following:
•	dividend increases or decreases
•	earnings (or loss) estimates or material changes to previously released earnings (or loss) estimates
•	significant expansion or curtailment of operations
•	significant increase or decline in revenues
•	significant merger or acquisition proposals or agreements, including tender offers
•	significant new products or discoveries
•	extraordinary borrowing
•	major litigation
•	liquidity problems

•	bankruptcy
•	extraordinary management developments
•	purchase or sale of substantial assets

Information is non-public when it has been identified as such when communicated or when it is received from a known or suspected inside source. Information becomes public after it has been made available to the general public and the public has had a chance to absorb the information (which is generally deemed to be within 24 to 48 hours after publication).

The Adviser and its Supervised Persons will not trade or recommend trading on the basis of material non-public information, or use such information for personal gain or benefit.

Conflicts of Interest - The firm’s Operating Procedures for Potential Conflicts of Interest, found at Exhibit 3 of this manual, detail how SAM management undertakes to assess and manage potential or actual conflicts of interests relating to the Advisory services provided by the firm to its Advisory clients. For information concerning the Funds’ policies and procedures regarding Gifts and Entertainment, please see the Funds’ Code of Ethics. Refer to the Code for more information regarding conflicts of interest.

PROCEDURES

The Chief Compliance Officer has primary responsibility to review, maintain and enforce SAM’s Code of Ethics and conflicts of interest policies. Procedures relating to the SAM Code of Ethics and procedures regarding conflicts of interest are set forth in Exhibit 2 and Exhibit 3 of this Manual, respectively. The Chief Compliance Officer also has the primary responsibility to review, maintain, and enforce SAM’s insider trading policy and procedures. The Chief Compliance Officer or designee will monitor compliance with these policies and procedures through SAM’s Code of Ethics, found at Exhibit 2 of this Manual.

Access Persons who come into possession of “material non-public information”5 must maintain the confidentiality of such information and abstain from trading until it has been deemed publicly disclosed. Access Persons who may be in possession of “material non-public information” with respect to a security shall not:

•	Purchase or sell, or recommend the purchase or sale of, such security or any related security (e.g., options) for any account he/she advises or, if applicable, any other client
•	Purchase or sell, or recommend the purchase or sale of, such security or any related security for any account in which he/she has a beneficial interest
•	Share the information with others (i.e., tipping)
•	Selectively disclose information about client holdings

Anyone who may be in possession of “material non-public information” must report the receipt of such information to the Chief Compliance Officer immediately upon receiving such information.

[5] Information about clients’ portfolios is material, non-public information. This includes, but is not limited to current portfolio holdings; the trading strategy, including the intention to purchase, sell or hold securities; information about dividends, including the potential for payment and rate of future dividends.

Employees who violate the above Insider Trading Policy may be subject to disciplinary action up to and including dismissal.

IX.     Political Activities and Charitable Contributions

This policy governs political activities and charitable contributions by officers and employees of Strategic Asset Management Ltd (hereinafter referred to as “SAM”). Political activities and contributions by SAM and its employees are subject to regulation, as described below. Inappropriate charitable contributions made by SAM or its Employees can negatively affect SAM’s business relationships.

Your personal political and charitable contributions may be affected by this policy. For instance, volunteer political activities on behalf of clients, political parties, political action committees, and individuals may be implicated by this policy. If you have questions concerning this policy, please contact the Chief Compliance Officer.

A.	Political Contributions and Solicitations

Employee Contributions - Restriction:

All employees are prohibited from making personal political contributions to the election of any state or municipal candidate with the exception of contributions below $150. Employees may not make any political contributions for the purpose of obtaining or retaining business or unlawfully influencing an official decision. Employees may not use, nor permit the use of, SAM’s name, facilities, equipment or other resources (including computers, letterhead and employee services) in connection with any political contribution or campaign activity. Employees may not “bundle” political contributions by (1) collecting and forwarding contributions to campaigns or (2) providing stamped or addressed envelopes in which to send such contributions. Political contributions must be sent directly to the intended recipient and not through another employee. SAM will not reimburse or compensate employees in any way, and no employee may seek reimbursement or compensation from SAM, for individual political contributions or other costs related to political activities. Employees may not solicit other SAM employees for political contributions. Any employees may be asked to disclose certain information relating to his or her political contributions and activities so that SAM may determine whether an employee has complied with this policy.

Contributions by SAM Employees, Agents and Representatives

You must obtain the prior approval from the Chief Compliance Officer before making a personal political contribution to any candidate, political action party committee, or other political committee (such as a political action committee (“PAC”)) in the United States. For this purpose, “political contribution” includes in-kind contributions to and volunteer work or solicitations for a candidate or official. “Employees, Agents and Representatives” include the parties listed in Exhibit A.
B.     Political and Governmental Activities

From time to time, Employees may become involved in political campaigns, or hold or run for elected or appointed positions (paid or volunteer) with various governmental entities or political parties. An employee may, without Compliance Officer or his delegate’s approval, serve as an unpaid volunteer with a national, state or local political party or partisan association, as long as the party or association on whose behalf such employee is acting is not a client of SAM. Employees may not run or hold elected or appointed political office (paid or unpaid) without prior approval. For all political activities other than serving as an unpaid volunteer, employees must obtain prior written approval from the Chief Compliance Officer or his delegate. To request approval or advice, submit the Political/Governmental Activity Approval Form to the Chief Compliance Officer or his delegate (see Exhibit B).

Please note that all communications and activities by employees involving any election campaign or elected or appointed position must take place away from SAM premises. Employees may not use SAM resources in connection with any election campaign or elected or appointed position including, without limitation, SAM’s logo, stationery (including business cards), mailroom facilities, photocopiers, facsimile machines, computers, telephone, secretary or other staff. Employees may not work on campaign activities during working hours or while conducting SAM business. Employees may not use, or permit the use of, SAM’s name in any media events in connection with outside political or governmental activity. This includes, but is not limited to, webcasts, television, radio, interviews, speeches, magazine articles and the like.

C.     Charitable Contributions

No charitable contribution may be made by an employee or by SAM for the purpose of obtaining or retaining business, or in an effort to unlawfully influence an official decision.

A charitable contribution made by a SAM employee in his or her individual capacity does not need to be pre-cleared. An employee who volunteers or otherwise provides services to any charity need not pre-clear such activity as long as SAM’s name is not used or associated in any way in connection with the employee’s activity with the charity. A contribution made by SAM, or by an employee in a representative capacity, could pose a conflict of interest and therefore must be pre-cleared by the Chief Compliance Officer or his delegate, which will consult with the Compliance Committee in connection with the approval process. To request such approval, please submit a request for approval to the Chief Compliance Officer or his delegate on the form attached as Exhibit C.

Responsible Parties

Compliance Officer or his delegate will be responsible for overseeing the implementation and enforcement of this policy. Documentation, monitoring and testing of this policy will be completed via the Annual Report of the Chief Compliance Officer regarding the effectiveness of this policy.

Exhibit A
SAM MANAGEMENT
SUPERVISED PERSONS

Heiner W. Skaliks
Mauricio Alvarez
Fernando Gutierrez
German Zuazo
Alberto Valdez
Jose E Zeballos

Exhibit B
Strategic Asset Management Ltd

POLITICAL/GOVERNMENTAL ACTIVITY
APPROVAL FORM

SAM employees who wish to engage in a political or governmental activity must complete this form and obtain pre-clearance from the Chief Compliance Officer or his delegate.

1.	Name of Employee Requesting Permission:
2.	Employee’s Title:
3.	Please check the applicable response:

I hereby request approval to engage in the activity checked below:

_____Serving in the following paid position with a campaign for any federal, state or local office__________________________________________________________________ __________________________________________________
(please describe)

_____Approval to run for/ hold (please specify) the position of__________________________________________________________________with the following political or governmental entity_________________________________________/ or political party.
(please identify)

This position would be   _paid   _volunteer.

_____Serving in any paid position with a campaign for any federal, state or local office _______________________________________________________________________________________________
(Please describe)

4.	For how long do you expect to be involved in this activity?

5.	Briefly describe your responsibilities in the proposed activity and any other information you believe
SAM should be aware of regarding the entity and/or your proposed activity.

6.	Please describe any actual or potential conflicts of interest that could arise if you engage in this activity. If none, please so indicate.

Employee Certification: I hereby certify that I have answered the foregoing questions truthfully.

Employee Name: _______________________________________
(please print clearly)

Employee Signature: _____________________________________________

Date: _______________________

Compliance Department Action Taken:

Approved_____Declined  ______

Signed: __________________________________________
Chief Compliance Officer

Date:

Exhibit C
Strategic Asset Management Ltd

CHARITABLE CONTRIBUTION
APPROVAL FORM

SAM employees seeking approval for SAM to make a corporate charitable contribution must submit this form to the Chief Compliance Officer or his delegate for pre-clearance.
1.	Name of Employee Requesting Action:
2.	Please specify name and address of charity:
3.	Disclose the amount or value of the proposed contribution. $_________________________________

4.	Has SAM made a contribution to or to benefit this recipient in the past 12 months? If so, specify the amount or value and the dates they were made.

5.	Are you requesting that SAM make this contribution at the request of a client?

If so, provide name of the client.

Employee Certification:

I hereby certify that I have answered all of the foregoing questions truthfully.

Employee Name ___________________

Employee Signature: _______________ Date: _________

Compliance Department Decision:

Approved_________Declined_________

Signed: __________________________________________
Chief Compliance Officer

Date: